RealNetworks CEO Resigns, Board Appoints Rob Glaser as Interim CEO

Seattle, WA—July 3, 2012—RealNetworks, Inc. (Nasdaq: RNWK) today announced that Thomas Nielsen has resigned as president and CEO. RealNetworks chairman and founder Rob Glaser has been appointed Interim CEO, effective immediately.

“I come back to RealNetworks with a sense of great urgency to set the company on a long-term path to success,” said Glaser. “RealNetworks has a great deal of potential and opportunity, with huge reach and distribution of our products, key carrier partnerships, talented employees, terrific technology assets and significant financial resources. I am committed to accelerating our business and product strategy to bring great products to our customers and run the company efficiently, and thereby create shareholder value for our investors.”

The board of directors has begun a search for a new CEO. Glaser said he is not a candidate for the permanent CEO position. No further changes in leadership are expected.

“The board and Thomas mutually agreed that the CEO position wasn’t the right fit,” Glaser added. ”We thank Thomas for the contributions he has made in moving RealNetworks forward and wish him well in his new endeavors.”

About RealNetworks

RealNetworks creates innovative applications and services that make it easy for people to connect with and enjoy digital media. RealNetworks invented the streaming media category and continues to connect consumers with their digital media both directly and through partners, aiming to support every network, device, media type and social network. Find RealNetworks corporate information at www.realnetworks.com/about-us.

RealNetworks is a registered trademark of RealNetworks, Inc.  All other trademarks, names of actual companies and products mentioned herein are the property of their respective owners.

Forward Looking Statements:  This press release contains forward-looking statements that involve risks and uncertainties, including statements relating to RealNetworks’ future products and prospects for future value creation. More information about potential risk factors that could affect Real’s business and financial results is included in RealNetworks’ annual report on Form 10-K for the most recent year ended December 31, and its quarterly reports on Form 10-Q and, from time to time, in other reports filed by RealNetworks with the Securities and Exchange Commission. Actual results may differ materially from estimates under different assumptions or conditions. RealNetworks assumes no obligation to update any forward-looking statements or information, which are in effect as of their respective dates.

For More Information

Financial:
Marj Charlier, RealNetworks
206-892-6718

Press Only
Barbara Krause. Krause Taylor Associates for RealNetworks
408-981-2429 (cell)
barbara@krause-taylor.com